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                                                                      EXHIBIT 99


                                                              KOGER EQUITY, INC.
                                                     8880 Freedom Crossing Trail
[KOGER LOGO]                                         Jacksonville, Florida 32256
                                                                  (904) 732-1000


                                                                         N E W S


(BW)(FL-KOGER-EQUITY)(KE) KOGER EQUITY ANNOUNCES EARLY TENANT LEASE TERMINATIONS


         Business Editors/Real Estate Writers

         JACKSONVILLE, Fla.--(BUSINESS WIRE)--Nov. 14, 2000--Koger Equity, Inc. (NYSE:KE) today announced that several tenants have terminated their leases prior to their scheduled termination date. These tenants were in the Company's properties located in Tallahassee, Florida, Greensboro, North Carolina, and Birmingham, Alabama. The prospective impact to the Company's Funds From Operations will be approximately $0.02 per diluted share/unit for the quarter ended December 31, 2000.

         The tenants in Tallahassee, Florida, aggregate approximately 74,000 unseable square feet, include the State of Florida's Department of Labor and Department of Transportation. The tenant in Birmingham, Alabama, is Eastwyn Theatres, which occupied 30,000 useable square feet. The tenant in Greensboro, North Carolina, is Nova Tech Science, which previously occupied 64,000 useable square feet and has downsized to 7,000 useable square feet.

         Koger Equity specializes in developing, owning and operating state-of-the-art suburban office parks under the "Koger Center" brand name. The Company owns 20 suburban office parks and four office buildings. For more information on Koger Equity (NYSE:KE), contact the Company at 904 732-1000, or visit its Web site at www.koger.com.

         The foregoing message contains forward-looking statements. The actual results of operations could differ materially from those projected because of factors affecting the financial markets, reactions of the Company's existing and prospective investors, the ability of the Company to implement the management reorganization, acceptance of the management reorganization by the Company's employees, contractors, tenants and others, the ability of the Company to identify and execute development projects and acquisition opportunities, the ability of the Company to renew and enter into new leases on favorable terms, and other risk factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Cautionary Statement Relevant to Forward-Looking Information for Purpose of the 'Safe Harbor' Provisions of the Private Securities Litigation Reform Act of 1995" in the Company's Annual Report on Form 10-K/A for the Fiscal Year Ended December 31, 1999.